EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of the Republic Bancorp, Inc. 2018 Employee Stock Purchase Plan and the 2015 Stock Incentive Plan on Form S-8 of our report dated March 8, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Republic Bancorp, Inc. for the year ended December 31, 2017.

Crowe Horwath LLP

Louisville, Kentucky
April 26, 2018